As filed with the Securities and Exchange Commission on October 25, 2024

Registration No. 333-265825

Registration No. 333-231795

Registration No. 333-223635

Registration No. 333-219455

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-265825

Form S-8 Registration Statement No. 333-231795

Form S-8 Registration Statement No. 333-223635

Form S-8 Registration Statement No. 333-219455

UNDER

THE SECURITIES ACT OF 1933

PETIQ, INC.

(Exact name of registrant as specified in its charter)

Delaware	35-2554312
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

230 E. Riverside Dr. Eagle, Idaho	83616
(Address of Principal Executive Offices)	(Zip Code)

PetIQ, Inc. Amended and Restated 2017 Omnibus Incentive Plan

PetIQ, Inc. 2018 Inducement and Retention Stock Plan for CVC Employees

PetIQ, Inc. 2017 Omnibus Incentive Plan

(Full title of the plan)

McCord Christensen

Chief Executive Officer

PetIQ, Inc.

230 E. Riverside Dr.

Eagle, ID 83616

(Name and address of agent for service)

(280) 939-8900

(Telephone number, including area code, of agent for service)

Copies To:

William J. Chudd, Esq.

Darren M. Schweiger, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements of PetIQ, Inc. (the “Company”) on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”):

1.	Registration Statement No. 333-265825, registering 2,670,158 shares of Class A common stock of the Company, par value $0.001 per share (the “Shares”), issuable pursuant to the PetIQ, Inc. Amended and Restated 2017 Omnibus Incentive Plan, filed with the Securities and Exchange Commission (the “SEC”) on June 24, 2022.

2.	Registration Statement No. 333-231795, registering 2,000,000 Shares, issuable pursuant to the PetIQ, Inc. Amended and Restated 2017 Omnibus Incentive Plan, filed with the SEC on May 29, 2019.

3.	Registration Statement No. 333-223635, registering 800,000 Shares, issuable pursuant to the PetIQ, Inc. 2018 Inducement and Retention Stock Plan for CVC Employees, filed with the SEC on March 13, 2018.

4.	Registration Statement No. 333-219455, registering 1,914,047 Shares, issuable pursuant to the PetIQ, Inc. 2017 Omnibus Incentive Plan, filed with the SEC on July 26, 2017.

Effective as of October 25, 2024, as contemplated by the Agreement and Plan of Merger, dated as of August 7, 2024, by and among the Company, Gula Buyer Inc., a Delaware corporation (“Parent”), Gula Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of the Company's securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Company's securities that remain unsold or not yet issued at the termination of the offering, the Company hereby removes from registration any and all such securities of the Company registered under the Registration Statements that remain unsold or not yet issued as of the effectiveness of the Merger on October 25, 2024 and to terminate the effectiveness of the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Eagle, Idaho, on October 25th, 2024.

PETIQ, INC.

By:	/s/ McCord Christensen
	Name:	McCord Christensen
	Title:	Chief Executive Officer

NOTE: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.